THIRD AMENDMENT TO OFFICE LEASE

THIS THIRD AMENDMENT TO OFFICE LEASE ("Third Amendment") is made this 18th day of April, 2017 (the “Effective Date”), between F. P. ROCKVILLE II LIMITED PARTNERSHIP, a Maryland limited partnership ("Landlord"), and CHOICE HOTELS INTERNATIONAL SERVICES CORP., a Delaware corporation ("Tenant").

RECITALS

A.Landlord and Tenant entered into that certain written Office Lease dated July 11, 2011 (the “Original Lease”), as amended by that certain Certificate of Rent Commencement and First Amendment to Office Lease dated February 25, 2014 (the “First Amendment”) and that certain Second Amendment to Office Lease (the “Second Amendment”) dated March 20, 2014 (the Original Lease, as amended by the First Amendment, the Second Amendment and this Third Amendment being referred to herein collectively as the "Lease") for certain premises containing 137,778 rentable square feet of office space (the “Initial Leased Premises”) and 2,200 square feet of storage space (“Storage Space”), as more specifically described in the Original Lease located in the building known as Rockville Metro Plaza II and located at One Choice Hotels Circle, Rockville, Maryland (the "Building").

B.Landlord and Tenant wish to amend the Original Lease, as amended, to provide for the demise to Tenant of the Expansion Premises upon the terms and conditions set forth in this Third Amendment.

Now Therefore, based on the covenants and promises contained herein and other good and valuable consideration, and intending to be legally bound hereby the parties hereto agrees as follows:

1.Incorporation of Recitals; Defined Terms. The foregoing Recitals are hereby incorporated herein. All capitalized terms not otherwise defined herein shall have the same meaning as defined in the Original Lease, as amended. From and after the Expansion Premises Commencement Date (hereinafter defined), as used in the Lease, the term “Leased Premises” shall mean and refer to the Initial Leased Premises together with the Expansion Premises, which Leased Premises shall contain approximately 145,836 rentable square feet in the aggregate for the office portion of the Leased Premises and the 2,200 square feet of Storage Space.

2.    Expansion Premises; Expansion Premises Commencement Date; Expansion Premises Rent Commencement Date; Satisfaction of Tenant’s Option to Lease Second Expansion Space.

(a)    From and after the Expansion Premises Commencement Date, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those premises located on the tenth (10th) floor of the Building containing approximately 8,058 rentable square feet, as such premises are outlined on Exhibit A attached hereto (the “Expansion Premises). The Expansion Premises have been measured in accordance with the modified BOMA Method of Measurement (ANSI /BOMA Z65.1-1996) (the “BOMA Standard”).

(b)    As used herein (i) the term “Expansion Premises Commencement Date” means the date Landlord, at Landlord’s sole cost and expense, delivers possession of the Expansion Premises to Tenant in the Delivery Condition (hereinafter defined), (ii) the term “Delivery Condition” means that the Expansion Premises is in the following condition: (1) vacant, broom clean and with all personal property of any prior occupant removed, (2) all Base Building Work set forth in Exhibit B-4 and the MEP equipment and installation described in Exhibit B-5 to the Original Lease is complete with respect to the Expansion Premises (3) all base Building systems serving the Expansion Premises are in good working order and (4) the Common Area Compliance Work (defined below) is complete in all material respects, and (iii) the term “Expansion Premises Rent Commencement Date” means September 1, 2017, as such date is subject to extension pursuant to the terms of this Paragraph 2(b) and/or the terms of Paragraph 8(b), below. By its execution of this Third Amendment Tenant acknowledges and agrees that it has no reason to believe that the statements in (i) (2) - (4) above are incorrect.

As used herein, the term “Common Area Compliance Work” means any alterations or improvements to the Common Areas of the Building required by Montgomery County, Maryland or the City of Rockville, Maryland (including, but not limited to, fire, life safety systems, ADA requirements or local code requirements for handicap bathrooms, sprinklers, or “path of travel” requirements and corridor modifications) to meet all applicable laws and regulations in effect as of the Effective Date of this Third Amendment.

Notwithstanding anything to the contrary contained in this Third Amendment (A) if the Expansion Premises Commencement Date has not occurred ten (10) Business Days after the Effective Date of this Third Amendment, then the Expansion Premises Rent Commencement Date shall be extended by two (2) days for each day after the Effective Date of this Third Amendment that the Expansion Premises Commencement Date fails to occur and (B) if the Expansion Premises Commencement Date has not occurred on or before the date that is thirty (30) days after the Effective Date of this Third Amendment, then, Tenant shall have the right, but not the obligation, to terminate this Third Amendment by delivering written notice of such termination to Landlord, in which event (1) this Third Amendment shall immediately terminate and (2) Landlord shall reimburse Tenant for all costs and expenses incurred by Tenant relating to this Third Amendment.

(c)    The Term of the Lease with respect to the Expansion Premises shall commence on the Expansion Premises Commencement Date and shall expire on May 31, 2023 (i.e., the “Expiration Date” of the Lease).

(d)    Notwithstanding anything to the contrary contained in the Original Lease, as amended, Landlord and Tenant acknowledge and agree that the lease of the Expansion Premises by Tenant pursuant to the terms of this Third Amendment satisfies Landlord’s obligation to provide the “Second Expansion Space” pursuant to the terms of Section 39 (d) (ii) (2) of the Original Lease.

3.    Measurement of Expansion Premises. Tenant shall have the right to verify the measurement of the Expansion Premises set forth in this Third Amendment not later than thirty (30) days after the Expansion Premises Rent Commencement Date. The failure of Tenant to dispute such measurement of the Expansion Premises within such thirty (30) day period will be deemed an acceptance of the rentable square footage of the Expansion Premises set forth in this Third Amendment. If, within such thirty (30) day period, Tenant notifies Landlord that Tenant disputes that the rentable square footage of the Expansion Premises set forth in this Third Amendment complies with the BOMA Standard, then, Landlord and Tenant will thereafter endeavor to mutually agree on the rentable square footage of the Expansion Premises. If the Parties mutually agree that the Expansion Premises contain more, or less, than 8,058 rentable square feet of space, the Parties will execute an amendment to the Lease to make any revisions necessitated thereby.

4.    Minimum Annual Rent. Subject to the terms of this Paragraph 4, from and after the Expansion Premises Rent Commencement Date, Tenant shall pay Landlord Minimum Annual Rent and Basic Monthly Rent for the Expansion Premises for the indicated periods during the Term as follows:

Expansion Premises	8,058
Period	Annual Rent Per RSF	Minimum Annual Rent	Basic Monthly Rent
9/1/17 - 8/31/18+	$40.50	$326,349.00	$27,195.75
9/1/18 - 8/31/19	$41.55	$334,809.96	$27,900.83
9/1/19 - 8/31/20	$42.63	$343,512.60	$28,626.05
9/1/20 - 8/31/21	$43.74	$352,456.92	$29,371.41
9/1/21 - 8/31/22	$44.88	$361,643.04	$30,136.92
9/1/22 - 5/31/23	$46.05	$371,070.96**	$30,922.58

** Minimum Annual Rent is annualized

+ The Basic Monthly Rent for the Expansion Premises for the months of September, 2017 - February, 2018, inclusive, will be abated by 100%. If the Expansion Premises Rent Commencement Date occurs after September 1, 2017, then, notwithstanding the foregoing, the Basic Monthly Rent for the Expansion Premises will be abated by 100% for the first six (6) months following the Expansion Premises Rent Commencement Date.

5.    Tenant’s Increase Charges. Tenant shall have no obligation to pay Landlord Tenant’s Increase Charges for the Expansion Space for any period prior to June 1, 2018. Commencing on June 1, 2018, and continuing thereafter during the Term, Tenant shall pay Landlord Tenant’s Increase Charges with respect to the Expansion Premises in accordance with the terms of the Original Lease, as previously amended and as amended by the terms of this Paragraph 5, provided, however, that in calculating Tenant’s Increase Share payable by Tenant pursuant to the terms of this Paragraph 5 (i) “Tenant’s Proportionate Share” shall mean (a) 4.07% (8,058/197,866) for those Basic Operating Charges that affect both the office space and retail space of the Building and (b) 4.41% (8,058/182,786) for those Basic Operating Charges that affect only the office space of the Building and (ii) “Base Operating Expense Amount” shall mean the Basic Operating Costs incurred by the Landlord during the 2017 calendar year. The Basic Operating Costs incurred by Landlord during the 2017 calendar year shall be grossed up to reflect a ninety-five percent (95%) occupied Building (or greater based on actual occupancy).

6.    Parking.     From and after the Effective Date of this Third Amendment (i) in addition to the parking spaces allocated for Tenant’s use pursuant to the terms of the Original Lease, as amended, Tenant shall have the right to lease seventeen (17) additional parking spaces in the garage serving the Building at the current monthly non-reserved rates as set forth in the Original Lease, as escalated through the Effective Date of this Third Amendment, and (ii) notwithstanding anything to the contrary contained in the Original Lease, as amended (a) twenty (20) of the parking spaces leased by Tenant pursuant to the terms of the Lease shall be located on the P-6 level of the garage in the locations set forth on the attached Exhibit B (collectively, the “Third Amendment P-6 Parking Spaces”), (b) Landlord shall, promptly after the Effective Date of this Third Amendment and at Landlord’s sole cost and expense, mark the Third Amendment P-6 Parking Spaces as reserved for Tenant’s use from 8:00 a.m. to 5:00 p.m. Monday-through Friday and, (c) Tenant shall pay for the Third Amendment P-6 Parking Spaces at the then-current monthly parking rate for unreserved parking spaces in the Building parking garage, as such rate is set forth in the Lease (which rate is subject to change from time to time in accordance with the terms of the Lease) and (d) upon request from Tenant, Landlord shall use commercially reasonable efforts to ensure the no car is improperly parked in any Third Amendment P-6 Parking Space, and, if despite such commercially reasonable efforts, a car is improperly parked in any Third Amendment P-6 Parking Space, then, upon request from Tenant, Landlord shall cause the parking garage operator to tow such car and Tenant shall pay any towing costs, if any, that are not the responsibility of the operator of the improperly parked vehicle.

7.    Third Expansion Space.    Notwithstanding anything to the contrary contained in the Original Lease, as amended, Landlord and Tenant agree that the definition of “Third Expansion Space Delivery Period” in Section 39 (d) (ii) (3) of the Original Lease is amended to be the period beginning June 1, 2022 and ending May 31, 2023.

8.    Tenant Improvements in Expansion Premises; Construction Allowance; Landlord Delay.

(a)    Landlord will provide Tenant with an allowance (the “Third Amendment Construction Allowance”) of Four Hundred Ninety Thousand Nine Hundred Eighty and No/100 Dollars ($490,980.00) (or Sixty and No/100 Dollars [$60.93] per rentable square foot of the Expansion Premises) to pay for costs and expenses incurred by Tenant in connection with (i) the design and construction of improvements which Tenant desires to undertake in and to the Premises (the “Third Amendment Tenant Improvements”), (ii) the purchase and installation in the Expansion Premises of Tenant’s furniture, fixtures, equipment and cabling and wiring and (iii) Tenant’s move to the Expansion Premises (collectively, “Expansion Premises Improvement Costs”). Tenant shall be responsible for all Expansion Premises Improvement Costs in excess of the Third Amendment Construction Allowance. All leasehold improvements constructed by Tenant pursuant to the terms of this Paragraph 8 shall be undertaken in accordance with the provisions of Article 13 and Exhibit G of the Original Lease. In the event of any conflict between the terms of Article 13 and Exhibit G of the Original Lease and the terms of this Paragraph 8, the terms of this Paragraph 8 shall control.

(b)    Provided the Third Amendment Draw Conditions (hereinafter defined) are satisfied, Landlord shall, within thirty (30) days after Landlord’s receipt of Tenant’s written draw request therefor (but in no event more than once in any calendar month), reimburse (or pay) Tenant (or, at Tenant's direction, which shall be stated in such request, pay directly to the applicable contractors, subcontractors or other vendors) for Expansion Premises Improvement Costs in the amount requested by Tenant. With respect to each draw request by Tenant, the term “Third Amendment Draw Conditions” shall mean each of the following: the applicable request is accompanied by (i) a copy of all invoices for Expansion Premises Improvement Costs covered by such draw request (and reasonable back-up information relating thereto), (ii) an application for payment and sworn statement of Tenant’s general contractor substantially in the form of AIA Document G-702 or G-703 covering all hard costs for which reimbursement is to be made to a date specified therein; (iii) a certification from Tenant, or, if applicable, Tenant’s architect, substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; and (iv) contractor’s and subcontractor’s partial waivers of liens and claims (for contractors and subcontractors providing in excess of $10,000 in materials and/or services) conditioned upon payment for the current request and waiving all claims for amounts previously paid. Any portion of the Third Amendment Construction Allowance remaining unused shall be applied by Landlord against the Minimum Annual Rent and/or Additional Rent next due and payable by Tenant under the Lease.

(c)    Notwithstanding anything to the contrary contained herein, the Expansion Premises Rent Commencement Date shall be extended one (1) day for each day of Third Amendment Landlord Delay (hereinafter defined). As used herein, the term "Third Amendment Landlord Delay" means any actual delay in the substantial completion of the Third Amendment Tenant Improvements caused by: (i) Landlord's failure to provide reasonable access to the Building or the Expansion Premises, the loading docks, the service elevators and other areas in connection with Tenant’s performance of the Third Amendment Tenant Improvements or Landlord's failure to provide the services Landlord is obligated to provide to the Expansion Premises during the construction of the Third Amendment Tenant Improvements, (ii) Landlord’s failure to timely and/or properly disburse the Third Amendment Construction Allowance pursuant to the terms of this Third Amendment and (iii) any other delay to the extent caused by or resulting from the wrongful acts or omissions of Landlord or its agents, employees or contractors and Landlord fails to cure such delay set forth in this subparagraph (iii) within three (3) Business Days after receipt of written notice of such delay.

(d)    If Landlord disputes in writing ("Third Amendment Dispute Notice") Landlord's obligation to disburse any amount of the Third Amendment Construction Allowance that Tenant requests be disbursed by Landlord pursuant to the terms of this Third Amendment prior to the expiration of the thirty (30) day period set forth in Paragraph 8(b), above, then Landlord shall have no obligation to disburse such disputed amount until five (5) Business Days following the date that a final decision awarding such amounts to Tenant is entered in arbitration conducted in accordance with the terms of Paragraph 5(b)(4) of Exhibit B-3 attached to the Original Lease (it being expressly understood, however, that Landlord shall pay Tenant within such thirty [30] day period all amounts which Landlord is not disputing, and only amounts in dispute shall be subject to such arbitration). If Landlord fails to pay any amounts requested by Tenant on or before the expiration of such thirty (30) day period or on or before the expiration of such five (5) Business Day period (if any such amounts are disputed and a final decision awarding such amounts to Tenant is entered in arbitration conducted in accordance with the terms of Paragraph 5(b)(4) of Exhibit B-3 attached to the Original Lease), then, without limiting Tenant's rights at law or in equity, Tenant may deduct any such amounts, plus interest thereon accruing at a rate equal to ten percent (10%) per annum from the date such amount was due to Tenant (collectively, "Third Amendment Offset Amounts"), against Minimum Annual Rent next due and payable by Tenant under the Lease. If the Lease is terminated for any reason other than an Event of Default by Tenant thereunder prior to the date on which all Third Amendment Offset Amounts have been applied against Minimum Annual Rent, then Landlord shall be liable to Tenant for any unapplied amounts.

9.    Miscellaneous Provisions.
(a)    The Lease constitutes the entire agreement between Tenant and Landlord with respect to the Leased Premises.

(b)    This Third Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their heirs, personal representatives, successors and assigns.
(c)     Landlord and Tenant each represents and warrants to the other that the person(s) signing this Third Amendment on its behalf have the requisite authority and power to execute this Third Amendment and to thereby bind the party on whose behalf it is being signed.
(d)     If any inconsistency appears with respect to this Third Amendment and Original Lease, First Amendment or Second Amendment, the terms of this Third Amendment shall govern.

(e)    Tenant represents and warrants to Landlord that it has not authorized any broker, agent or finder purporting to act on Tenant’s behalf in respect to this Third Amendment other than Steven A. London of Savills Studley (“Tenant’s Broker”) and Tenant hereby agrees to indemnify and hold harmless Landlord from and against any cost, expense, claims, liability or damage resulting from a breach of this representation and warranty. Landlord will pay Tenant’s Broker a commission with respect to this Third Amendment in accordance with the terms of a separate agreement between Landlord and Tenant’s Broker. Landlord represents and warrants to Tenant that it has not authorized any broker, agent or finder purporting to act on Landlord’s behalf in respect to this Third Amendment other than J. Andrew Masters of Jones Lang LaSalle Brokerage, Inc. (“Landlord’s Broker”) and Landlord hereby agrees to indemnify and hold harmless Tenant from and against any cost, expense, claims, liability or damage resulting from a breach of this representation and warranty. Landlord will pay Landlord’s Broker a commission with respect to this Third Amendment in accordance with the terms of a separate agreement between Landlord and Landlord’s Broker.

(f)    This Third Amendment (i) shall be governed by and construed in accordance with the laws of the State of Maryland and (ii) may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

10.    Ratification of Lease.     All of the terms and conditions of the Original Lease, as previously amended and as amended by this Third Amendment, are hereby ratified and remain in full force and effect.

11.    Cash Flow Participation Agreement. Landlord and Tenant hereby expressly acknowledge and agree that the Cash Flow Participation Agreement dated of even date with the Original Lease by and between Landlord and Choice Hotels International, Inc. remains in full force and effect and will apply with respect to the leasing of the Expansion Premises by Tenant.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Third Amendment as of the day and year first above written.

WITNESS/ATTEST:            LANDLORD:

F. P. ROCKVILLE II LIMITED PARTNERSHIP
_______________________         a Maryland limited partnership

By: FP RMP II GP, Inc., a Maryland corporation,
its General Partner

By: Foulger Investments, Inc., a Maryland corporation,                             its Sole Shareholder

By: /s/ Cameron Pratt (Seal)

Name: Cameron Pratt

Title: Authorized Party

WITNESS/ATTEST:            TENANT:

CHOICE HOTELS INTERNATIONAL
SERVICES CORP.,
a Delaware corporation
_________________________

By: /s/ Patrick Cimerola (Seal)

Name: Patrick Cimerola

Title: Chief Human Resources Officer